Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G (including amendments thereto) with respect to the common shares of Spherix Incorporated and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Rockstar Consortium US LP

Date: July 30, 2013	By:	Rockstar Consortium LLC, General Partner

	By:	/s/ John Veschi
Name: John Veschi
Title: Chief Executive Officer

Rockstar Consortium LLC

Date: July 30, 2013	By:	/s/ John Veschi
Name: John Veschi
Title: Chief Executive Officer

Date: July 30, 2013		/s/ John Veschi
John Veschi